SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

RULE 13d-2(a)

(Amendment No. )1

Kohl’s Corporation

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

500255104

(CUSIP Number)

JONATHAN DUSKIN MACELLUM ADVISORS GP, LLC 99 Hudson Street, 5th Floor New York, NY 10013 (212) 956-3008	CHRISTOPHER S. KIPER LEGION PARTNERS ASSET MANAGEMENT, LLC 12121 Wilshire Blvd, Suite 1240 Los Angeles, CA 90025 (424) 253-1773	FREDERICK DISANTO ANCORA HOLDINGS, INC. 6060 Parkland Boulevard, Suite 200 Cleveland, OH 44124 (216) 825-4000

STEVE WOLOSKY, ESQ.

ELIZABETH GONZALEZ-SUSSMAN, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

February 16, 2021

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

___________________________

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Macellum Badger Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		273,611 *
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

273,611 *
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

273,611 *
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

______________________________

*Includes 56,400 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Macellum Badger Fund II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		8,443,121 *
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

8,443,121 *
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,443,121 *
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.4%
14	TYPE OF REPORTING PERSON

PN

______________________________

*Includes 1,943,600 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Macellum Advisors, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		8,716,732 *
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

8,716,732 *
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,716,732 *
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.5%
14	TYPE OF REPORTING PERSON

PN

______________________________

*Includes 2,000,000 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Macellum Advisors GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		8,716,732 *
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

8,716,732 *
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,716,732 *
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.5%
14	TYPE OF REPORTING PERSON

OO

______________________________

*Includes 2,000,000 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Jonathan Duskin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		8,716,732 *
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

8,716,732 *
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

8,716,732 *
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

5.5%
14	TYPE OF REPORTING PERSON

IN

______________________________

*Includes 2,000,000 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Legion Partners Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		2,111,850*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

2,111,850*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,111,850*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

OO

______________________________

*Includes 636,800 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Legion Partners, L.P. I
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		1,891,990*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

1,891,990*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,891,990*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.2%
14	TYPE OF REPORTING PERSON

PN

______________________________

*Includes 567,900 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Legion Partners, L.P. II
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		111,360*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

111,360*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

111,360*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

______________________________

*Includes 43,000 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Legion Partners Special Opportunities, L.P. XV
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		108,400*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

108,400*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

108,400*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

______________________________

*Includes 25,900 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Legion Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		2,111,750*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

2,111,750*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,111,750*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

OO

______________________________

*Includes 636,800 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Legion Partners Asset Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		2,111,750*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

2,111,750*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,111,750*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

IA

______________________________

*Includes 636,800 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Christopher S. Kiper
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		2,111,850*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

2,111,850*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,111,850*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

IN

______________________________

*Includes 636,800 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Raymond T. White
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		2,111,850*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

2,111,850*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,111,850*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.3%
14	TYPE OF REPORTING PERSON

IN

______________________________

*Includes 636,800 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Catalyst Institutional, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		553,445*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

553,445*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

553,445*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

______________________________

*Includes 113,200 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Catalyst, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		43,867*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

43,867*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

43,867*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

______________________________

*Includes 9,600 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Merlin, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		48,283*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

48,283*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

48,283*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

______________________________

*Includes 9,600 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Merlin Institutional, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		549,030*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

549,030*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

549,030*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

______________________________

*Includes 113,200 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I LP Series M
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		601,401*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

601,401*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

601,401*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

______________________________

*Includes 116,800 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I LP Series N
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		424,050*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

424,050*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

424,050*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

______________________________

*Includes 80,800 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I LP Series O
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		417,670*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

417,670*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

417,670*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

______________________________

*Includes 79,600 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I LP Series P
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		423,820*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

423,820*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

423,820*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

______________________________

*Includes 85,200 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Catalyst SPV I SPC Ltd Segregated Portfolio G
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		592,000*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

592,000*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

592,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

CO

______________________________

*Includes 122,000 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO, AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Nevada
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		422,259*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

422,259*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

422,259*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

IA, OO

______________________________

*Includes 103,800 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Alternatives LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Ohio
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		3,653,566*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

3,653,566*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,653,566*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.3%
14	TYPE OF REPORTING PERSON

IA, OO

______________________________

*Includes 730,000 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Family Wealth Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Ohio
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		7,198
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

7,198
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,198
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

IA, OO

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

The Ancora Group Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO, AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Ohio
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		422,259*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

422,259*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

422,259*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

CO

______________________________

*Includes 103,800 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Inverness Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO, AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		7,198
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

7,198
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,198
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Ancora Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Ohio
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		4,083,023*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

4,083,023*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,083,023*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.6%
14	TYPE OF REPORTING PERSON

CO

______________________________

*Includes 833,800 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Frederick DiSanto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		4,083,023*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

4,083,023*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,083,023*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

2.6%
14	TYPE OF REPORTING PERSON

IN

______________________________

*Includes 833,800 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

4010 Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		39,000*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

39,000*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

39,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

______________________________

*Includes 11,000 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

4010 Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		147,400*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

147,400*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

147,400*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

______________________________

*Includes 36,900 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

4010 General Partner, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		39,000*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

39,000*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

39,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

______________________________

*Includes 11,000 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Steven E. Litt
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		147,400*
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

147,400*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

147,400*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

IN

______________________________

*Includes 36,900 Shares underlying long call options currently exercisable

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Marjorie L. Bowen
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		27
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

27
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

27
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

IN

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

James T. Corcoran
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

David A. Duplantis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Margaret L. Jenkins
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Jeffrey A. Kantor
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Thomas A. Kingsbury
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Margenett Moore-Roberts
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

CUSIP No. 500255104

1	NAME OF REPORTING PERSON

Cynthia S. Murray
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

- 0 -
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON

IN

CUSIP No. 500255104

The following constitutes the Schedule 13D filed by the undersigned (the “Schedule 13D”).

Item 1.	Security and Issuer.

This statement relates to the Common Stock, $0.01 par value per share (the “Shares”), of Kohl’s Corporation, a Wisconsin corporation (the “Issuer”). The address of the principal executive office of the Issuer is N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051.

Item 2.	Identity and Background.

(a)       This statement is filed by:

(i)	Macellum Badger Fund LP, a Delaware limited partnership (“Macellum Badger”);

(ii)	Macellum Badger Fund II, LP, a Delaware limited partnership (“Macellum Badger II”);

(iii)	Macellum Advisors, LP, a Delaware limited partnership (“Macellum Advisors”), which serves as the investment manager of Macellum Badger and Macellum Badger II;

(iv)	Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”), which serves as the general partner of Macellum Badger, Macellum Badger II and Macellum Advisors;

(v)	Jonathan Duskin, who serves as the sole member of Macellum GP and as a nominee for the Board of Directors of the Issuer (the “Board”) (collectively, with Macellum Badger, Macellum Badger II, Macellum Advisors and Macellum GP, the “Macellum Group”);

(vi)	Legion Partners Holdings LLC, a Delaware limited liability company (“Legion Partners Holdings”), which serves as the sole member of Legion Partners Asset Management and sole member of Legion LLC;

(vii)	Legion Partners, L.P. I, a Delaware limited partnership (“Legion Partners I”);

(viii)	Legion Partners, L.P. II, a Delaware limited partnership (“Legion Partners II”);

(ix)	Legion Partners Special Opportunities, L.P. XV, a Delaware limited partnership (“Legion Partners Special XV”);

(x)	Legion Partners, LLC, a Delaware limited liability company (“Legion LLC”), which serves as the general partner of each of Legion Partners I and Legion Partners II and co-general partner of Legion Partners Special XV;

(xi)	Legion Partners Asset Management, LLC, a Delaware limited liability company (“Legion Partners Asset Management”), which serves as the investment advisor of each of Legion Partners I, Legion Partners II and Legion Partners Special XV;

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(xii)	Christopher S. Kiper, who serves as a managing director of Legion Partners Asset Management and managing member of Legion Partners Holdings;

(xiii)	Raymond T. White, who serves as a managing director of Legion Partners Asset Management and managing member of Legion Partners Holdings (collectively, with Legion Partners Holdings, Legion Partners I, Legion Partners II, Legion Partners Special XV, Legion LLC, Legion Partners Asset Management and Mr. Kiper, the “Legion Group”);

(xiv)	Ancora Catalyst Institutional, LP, a Delaware limited partnership (“Ancora Catalyst Institutional”);

(xv)	Ancora Catalyst, LP, a Delaware limited partnership (“Ancora Catalyst”);

(xvi)	Ancora Merlin, LP, a Delaware limited partnership (“Ancora Merlin”);

(xvii)	Ancora Merlin Institutional, LP, a Delaware limited partnership (“Ancora Merlin Institutional”);

(xviii)	Ancora Catalyst SPV I LP Series M (“Ancora SPV I Series M”), a series of Ancora Catalyst SPV I LP, a Delaware limited partnership (“Ancora SPV I”);

(xix)	Ancora Catalyst SPV I LP Series N, a series of Ancora SPV I (“Ancora SPV I Series N”);

(xx)	Ancora Catalyst SPV I LP Series O, a series of Ancora SPV I (“Ancora SPV I Series O”);

(xxi)	Ancora Catalyst SPV I LP Series P, a series of Ancora SPV I (“Ancora SPV I Series P”);

(xxii)	Ancora Catalyst SPV I SPC Ltd Segregated Portfolio G, a Cayman Islands segregated portfolio company (“Ancora Segregated Portfolio G”);

(xxiii)	Ancora Advisors, LLC, a Nevada limited liability company (“Ancora Advisors”), as the investment advisor to a certain separately managed account (the “Ancora Advisors SMA”);

(xxiv)	Ancora Alternatives LLC, an Ohio limited liability company (“Ancora Alternatives”), which serves as the investment advisor to each of Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin, Ancora Merlin Institutional, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P and Ancora Segregated Portfolio G;

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(xxv)	Ancora Family Wealth Advisors, LLC, an Ohio limited liability company (“Ancora Family Wealth”), which serves as the investment advisor of certain separately managed accounts (the “SMAs”);

(xxvi)	The Ancora Group Inc., an Ohio corporation (“Ancora Inc.”), as the sole member of Ancora Advisors;

(xxvii)	Inverness Holdings, LLC, a Delaware limited liability company (“Inverness Holdings”), as the sole member of Ancora Family Wealth;

(xxviii)	Ancora Holdings, Inc., an Ohio corporation (“Ancora Holdings”), which serves as sole member of each of Ancora Alternatives and Inverness Holdings and as the sole shareholder of Ancora Inc.;

(xxix)	Frederick DiSanto, who serves as the Chairman and Chief Executive Officer of Ancora Holdings (collectively, with Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin, Ancora Merlin Institutional, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P, Ancora Segregated Portfolio G, Ancora Advisors, Ancora Alternatives, Ancora Family Wealth, Ancora Inc., Inverness Holdings and Ancora Holdings, the “Ancora Group”);

(xxx)	4010 Partners, LP, a Delaware limited partnership (“4010 Partners”);

(xxxi)	4010 Capital, LLC, a Delaware limited liability company (“4010 Capital”), which serves as the investment manager of 4010 Partners and co-general partner of Legion Partners Special XV;

(xxxii)	4010 General Partner, LLC, a Delaware limited liability company (“4010 General Partner”), which serves as the general partner of 4010 Partners;

(xxxiii)	Steven E. Litt, who serves as a managing member of 4010 Capital and 4010 General Partner (collectively, with 4010 Partners, 4010 Capital and 4010 General Partner, the “4010 Group”);

(xxxiv)	Marjorie L. Bowen, as a nominee for the Board;

(xxxv)	James T. Corcoran, as a nominee for the Board;

(xxxvi)	David A. Duplantis, as a nominee for the Board;

(xxxvii)	Margaret L. Jenkins, as a nominee for the Board;

(xxxviii)	Jeffrey A. Kantor, as a nominee for the Board;

(xxxix)	Thomas A. Kingsbury, as a nominee for the Board;

(xxxx)	Margenett Moore-Roberts, as a nominee for the Board; and

(xxxxi)	Cynthia S. Murray, as a nominee for the Board.

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Each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons.” Each of the Reporting Persons is party to that certain Joint Filing and Solicitation Agreement, as further described in Item 6. Accordingly, the Reporting Persons are hereby filing a joint Schedule 13D.

Set forth on Schedule A annexed hereto (“Schedule A”) is the name and present principal occupation or employment, principal business address and citizenship of the executive officers and directors of Ancora Segregated Portfolio G, Ancora Holdings and Ancora Inc. To the best of the Reporting Persons’ knowledge, except as otherwise set forth herein, none of the persons listed on Schedule A beneficially owns any securities of the Issuer or is a party to any contract, agreement or understanding required to be disclosed herein.

(b) The address of the principal office of each of Macellum Badger, Macellum Badger II, Macellum Advisors, Macellum GP and Mr. Duskin is 99 Hudson Street, 5th Floor, New York, NY 10013. The address of the principal office of each of Legion Partners Holdings, Legion Partners I, Legion Partners II, Legion Partners Special XV, Legion LLC, Legion Partners Asset Management and Messrs. Kiper and White is 12121 Wilshire Blvd, Suite 1240, Los Angeles, CA 90025. The address of the principal office of each of Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin, Ancora Merlin Institutional, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P, Ancora Advisors, Ancora Alternatives, Ancora Family Wealth, Ancora Inc., Inverness Holdings, Ancora Holdings and Mr. DiSanto is 6060 Parkland Boulevard, Suite 200, Cleveland, OH 44124. The address of the principal office of Ancora Segregated Portfolio G is 94 Solaris Avenue, Box 1348, Camana Bay, Grand Cayman, Cayman Islands KY1-1108. The address of the principal office of each of 4010 Partners, 4010 Capital, 4010 General Partner and Mr. Litt is 48 Brookridge Drive, Greenwich, CT 06830. The principal business address of Ms. Bowen is 60126 Davie, Chapel Hill, NC 27517. The principal business address of Mr. Corcoran is 175 Varick Street, 2nd Floor, New York, NY 10014. The principal business address of Mr. Duplantis is 120 Eleventh Avenue #3B, New York, NY 10011. The principal business address of Ms. Jenkins is 18 Tamaron Way, Greer, SC 29650. The principal business address of Mr. Kantor is 17 Fenbrook Drive, Larchmont, NY 10538. The principal business address of Mr. Kingsbury is 170 Golf House Road, Haverford, PA 19041. The principal business address of Ms. Moore-Roberts is 909 Third Avenue, 5th Floor, New York, NY 10022. The principal business address of Ms. Murray is 9959 Brassie Bend, Naples, FL 34108.

(c) The principal business of Macellum Badger and Macellum Badger II is investing in securities. The principal business of Macellum Advisors is serving as the investment manager for each of Macellum Badger and Macellum Badger II. The principal business of Macellum GP is serving as the general partner of Macellum Badger, Macellum Badger II, Macellum Advisors and certain other affiliated funds. The principal occupation of Mr. Duskin is serving as the sole member of Macellum GP. The principal business of each of Legion Partners I, Legion Partners II and Legion Partners Special XV is investing in securities. The principal business of Legion Partners Holdings is serving as the sole member of Legion Partners Asset Management and sole member of Legion LLC. The principal business of Legion LLC is serving as the general partner of each of Legion Partners I, Legion Partners II, Legion Partners Special XV and certain other affiliated funds. The principal business of Legion Partners Asset Management is managing investments in securities and serving as the investment advisor of each of Legion Partners I, Legion Partners II, Legion Partners Special XV and certain other affiliated funds. The principal occupation of each of Messrs. Kiper and White is serving as a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings. The principal business of Ancora Merlin, Ancora Merlin Institutional, Ancora Catalyst Institutional, Ancora Catalyst, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P and Ancora Segregated Portfolio G is investing in securities. The principal business of Ancora Advisors is serving as the investment advisor to the Ancora Advisors SMA. The principal business of Ancora Alternatives is serving as a registered investment advisor to certain of its affiliates and accounts separately managed, including each of Ancora Merlin, Ancora Merlin Institutional, Ancora Catalyst Institutional, Ancora Catalyst, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P and Ancora Segregated Portfolio G. The principal business of Ancora Family Wealth is serving as a registered investment advisor to certain of its affiliates and accounts separately managed, including the SMAs. The principal business of Ancora Inc. is serving as the sole member of Ancora Advisors. The principal business of Inverness Holdings is serving as the sole member of Ancora Family Wealth. The principal business of Ancora Holdings is serving as the parent company of certain registered investment advisors, including Ancora Alternatives and Inverness Holdings, and as the sole shareholder of Ancora Inc. The principal occupation of Mr. DiSanto is serving as the Chairman and Chief Executive Officer of Ancora Holdings. The principal business of 4010 Partners is investing in securities. The principal business of 4010 Capital is serving as the investment manager of 4010 Partners. The principal business of 4010 General Partner is serving as the general partner of 4010 Partners. The principal occupation of Mr. Litt is serving as a managing member of 4010 Capital and 4010 General Partner. The principal occupation of Ms. Bowen is managing private investments. The principal occupation of Mr. Corcoran is serving as Partner of AREX Capital Management and Chief Executive Officer of Purple Mountain Capital Partners, LLC. The principal occupation of Mr. Duplantis is serving as Founder of David Duplantis Advisory. The principal occupation of Ms. Jenkins is serving on the Boards of Directors of Citi Trends, Inc. and Prima Health-Upstate. The principal occupation of Mr. Kantor is serving as President of JAK Consulting. The principal occupation of Mr. Kingsbury is serving on the Boards of Directors of Tractor Supply Company, BJ’s Wholesale Club Holdings, Inc. and Big Lots, Inc. The principal occupation of Ms. Moore-Roberts is serving as Chief Inclusion & Diversity Officer of IPG DXTRA. The principal occupation of Ms. Murray is serving as Founder and Chief Executive Officer of Stanmore Partners.

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(d) No Reporting Person, nor any person listed on Schedule A annexed hereto, has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e) No Reporting Person, nor any person listed on Schedule A annexed hereto, has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) Messrs. Kiper, White, Duskin, DiSanto, Litt, Corcoran, Duplantis, Kantor and Kingsbury and Mses. Bowen, Jenkins, Moore-Roberts and Murray are citizens of the United States of America. The citizenship of the persons listed on Schedule A is set forth therein.

Item 3.	Source and Amount of Funds or Other Consideration.

The securities of the Issuer purchased by each of Macellum Badger, Macellum Badger II, Legion Partners I, Legion Partners II, Legion Partners Special XV, Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin, Ancora Merlin Institutional, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P, Ancora Segregated Portfolio G, and held in the Ancora Advisors SMA and in the SMAs and 4010 Partners were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted in Schedule B, which is incorporated herein by reference.

The aggregate purchase price of the 217,211 Shares owned directly by Macellum Badger is approximately $9,295,338, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 56,400 Shares that are owned directly by Macellum Badger is approximately $871,762, including brokerage commissions. The aggregate purchase price of the 6,499,521 Shares owned directly by Macellum Badger II is approximately $302,506,224, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 1,943,600 Shares that are owned directly by Macellum Badger II is approximately $30,041,788, including brokerage commissions.

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The aggregate purchase price of the 1,324,090 Shares owned directly by Legion Partners I is approximately $28,497,172, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 567,900 Shares that are owned directly by Legion Partners I is approximately $10,820,845, including brokerage commissions. The aggregate purchase price of the 68,360 Shares owned directly by Legion Partners II is approximately $1,509,166, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 43,000 Shares that are owned directly by Legion Partners II is approximately $819,850, including brokerage commissions. The aggregate purchase price of the 82,500 Shares owned directly by Legion Partners Special XV is approximately $1,996,989, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 25,900 Shares that are owned directly by Legion Partners Special XV is approximately $495,388, including brokerage commissions. The aggregate purchase price of the 100 Shares owned directly by Legion Partners Holdings is approximately $2,311, including brokerage commissions.

The aggregate purchase price of the 440,245 Shares owned directly by Ancora Catalyst Institutional is approximately $9,601,122, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 113,200 Shares that are owned directly by Ancora Catalyst Institutional is approximately $997,062, including brokerage commissions. The aggregate purchase price of the 34,267 Shares owned directly by Ancora Catalyst is approximately $747,885, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 9,600 Shares that are owned directly by Ancora Catalyst is approximately $84,370, including brokerage commissions. The aggregate purchase price of the 38,683 Shares owned directly by Ancora Merlin is approximately $843,467, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 9,600 Shares that are owned directly by Ancora Merlin is approximately $84,437, including brokerage commissions. The aggregate purchase price of the 435,830 Shares owned directly by Ancora Merlin Institutional is approximately $9,505,112, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 113,200 Shares that are owned directly by Ancora Merlin Institutional is approximately $997,923, including brokerage commissions. The aggregate purchase price of the 484,601 Shares owned directly by Ancora SPV I Series M is approximately $19,874,683, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 116,800 Shares that are owned directly by Ancora SPV I Series M is approximately $1,028,700, including brokerage commissions. The aggregate purchase price of the 343,250 Shares owned directly by Ancora SPV I Series N is approximately $13,706,606, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 80,800 Shares that are owned directly by Ancora SPV I Series N is approximately $711,484, including brokerage commissions. The aggregate purchase price of the 338,070 Shares owned directly by Ancora SPV I Series O is approximately $13,587,441, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 79,600 Shares that are owned directly by Ancora SPV I Series O is approximately $700,939, including brokerage commissions. The aggregate purchase price of the 338,620 Shares owned directly by Ancora SPV I Series P is approximately $14,508,710, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 85,200 Shares that are owned directly by Ancora SPV I Series P is approximately $750,433, including brokerage commissions. The aggregate purchase price of the 470,000 Shares owned directly by Ancora Segregated Portfolio G is approximately $21,748,703, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 122,000 Shares that are owned directly by Ancora Segregated Portfolio G is approximately $1,074,116, including brokerage commissions. The aggregate purchase price of the 318,459 Shares held in the Ancora Advisors SMA is approximately $14,445,237, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 103,800 Shares that are held in the Ancora Advisors SMA is approximately $903,126, including brokerage commissions. The aggregate purchase price of the 7,198 Shares held in the SMAs is approximately $149,822, including brokerage commissions.

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The aggregate purchase price of the 28,000 Shares owned directly by 4010 Partners is approximately $709,248, including brokerage commissions. The aggregate purchase price of certain call options currently exercisable into 11,000 Shares that are owned directly by 4010 Partners is approximately $109,687, including brokerage commissions.

The 27 Shares beneficially owned by Ms. Bowen were purchased with personal funds in the open market. The aggregate purchase price of such Shares is approximately $439.

Item 4.	Purpose of Transaction.

The Reporting Persons purchased the securities of the Issuer based on the Reporting Persons’ belief that such securities, when purchased, were undervalued and represented an attractive investment opportunity.  Depending upon overall market conditions, other investment opportunities available to the Reporting Persons, and the availability of securities of the Issuer at prices that would make the purchase or sale of such securities desirable, the Reporting Persons may endeavor to increase or decrease their position in the Issuer through, among other things, the purchase or sale of securities of the Issuer on the open market or in private transactions or otherwise, on such terms and at such times as the Reporting Persons may deem advisable.

On January 11, 2021 Macellum Badger delivered a letter to the Issuer (the “Nomination Notice”) nominating a slate of nine highly qualified candidates, Marjorie L. Bowen, James T. Corcoran, David A. Duplantis, Jonathan Duskin, Margaret L. Jenkins, Jeffrey A. Kantor, Thomas A. Kingsbury, Margenett Moore-Roberts and Cynthia S. Murray (collectively, the “Nominees”), for election to the Board at the Issuer’s 2021 annual meeting of shareholders (the “Annual Meeting”). The Reporting Persons believe that the Nominees have the qualifications, experience and skill sets necessary to serve as directors of the Issuer, as evidenced by their biographies below.

On February 22, 2021, the Reporting Persons issued a press release and public letter announcing that they had nominated the Nominees for election to the Board at the Annual Meeting. In the press release and letter, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference, the Reporting Persons argued that the Issuer’s poor retail execution and strategy has led to stagnant sales, declining operating margins and a chronically underperforming stock price. The Reporting Persons also set forth recommendations to improve the Issuer’s strategy, including changes in merchandising, inventory management, customer engagement and expense rationalization, as well as the potential to unlock $7-8 billion of real estate value trapped on the Issuer’s balance sheet through sale leaseback transactions.

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The Nominees are:

Marjorie L. Bowen, age 55, is an experienced board director, having served on over a dozen public and private boards. Ms. Bowen’s principal occupation during the past five years has been private investing. Ms. Bowen’s directorships follow a nearly 20 year career in investment banking at Houlihan Lokey, where she advised boards of public companies on transaction, strategic and other shareholder matters and handled the firm’s fairness opinion practice. Ms. Bowen joined Houlihan Lokey in 1989, was a Managing Director in 1997, and was an active deal advisor to public company boards, a product and practice leader, as well as a member of the firm’s senior management. Ms. Bowen’s directorships include serving on the boards of directors of Centric Brands, Inc. (formerly NASDAQ: CTRC), a lifestyle brand, from April 2020 to October 2020, Navient Corporation (NASDAQ: NAVI), a corporation that has operations for servicing and collecting student loans, from May 2019 to May 2020, Vertellus, a provider of specialty chemicals, from December 2016 to May 2020, V Global Holdings, LLC, a leading global provider of specialty chemicals for the agriculture, nutrition, and pharmaceutical industry, from December 2016 to March 2020, Centerline Logistics Corporation, a private provider of marine transportation services, from December 2018 to June 2019, and Genesco Inc. (NYSE: GCO), a specialty retailer and wholesaler of footwear, apparel and accessories, from April 2018 to June 2019. Additionally, Ms. Bowen served as special independent director on the Board of Directors of Illinois Power Generating Company (a subsidiary of Dynegy Inc. (formerly NYSE:DYN), an energy company that was subsequently acquired), from December 2013 to January 2017. Ms. Bowen served on the Board of Directors of ShoreTel, Inc. (formerly NASDAQ: SHOR), a provider of cloud, premises based and hybrid business telephony and unified communications solutions, from August 2016 until it was acquired by Mitel Networks Corp. in September 2017. Additionally, Ms. Bowen served on the Board of Directors of SquareTwo Financial (now a part of Resurgent Holdings LLC), a financial asset recovery and management company, from June 2016 to July 2017. Ms. Bowen served on the Board of Directors of Hansen Medical, Inc. (formerly NASDAQ: HNSN), a medical device company, from July 2013 until its acquisition in April 2016. Prior to that, she served as a director of OmniForce, LLC, an athletic event production company, from June 2013 to October 2016, Dune Energy, Inc., an independent energy company engaged in the exploration and acquisition of oil & gas properties, from March 2013 to March 2015, Global Aviation Holdings, Inc., a provider of transportation services for the U.S. Military, from April 2008 to April 2014, The Talbots, Inc. (formerly NYSE: TLB), a specialty retailer offering women classic sportswear, casual wear, dresses, coats, sweaters, accessories, and shoes, from April 2010 to July 2012, Euramax International, Inc., an international producer of steel, vinyl, copper and fiberglass products for OEMs, distributors, contractors and home centers, from July 2009 to April 2012, and Texas Industries, Inc. (now a subsidiary of Martin Marietta Materials, Inc.), from October 2009 to August 2010. Ms. Bowen received a B.A. in Economics from Colgate University in 1987 and an M.B.A. from the University of Chicago in 1989.

James T. Corcoran, age 37, has served as Partner at AREX Capital Management, LP, an investment management firm focused on special situations, activism and catalyst-driven investing, since August 2019. Mr. Corcoran has also served as Chief Executive Officer of Purple Mountain Capital Partners LLC, a private investment firm, since he founded the firm in June 2017. Prior to that, Mr. Corcoran served as a Principal at Highfields Capital Management, a value-oriented investment management firm in Boston, from August 2010 to March 2016. Mr. Corcoran served as an investment banking analyst for Credit Suisse (USA), Inc., a provider of investment banking services, in its leveraged finance and restructuring group, from 2006 to 2008, in addition to working in its hedge funds investment group, from 2005 to 2006. Mr. Corcoran served on the board directors of Tuesday Morning Corporation (NASDAQ: TUES), an American discount, off-price retailer specializing in domestic and international, designer and name-brand closeout merchandise, from November 2017 to December 2020. Mr. Corcoran received his MBA from the Harvard Business School and his AB with honors in Economics and Political Science from the University of Chicago. Mr. Corcoran is also a CFA charterholder.

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David A. Duplantis, age 56, has served as the Founder of David Duplantis Advisory, an independent advisor and advisory board member to early stage companies in fashion, beauty, media, automotive and technology, since January 2017. Prior to that, Mr. Duplantis held a number of senior level management positions at Coach, Inc. (“Coach”), a global fashion company, from 1998 to July 2016, including most recently as President, Global Marketing, Digital, CRM & Customer Experience, from January 2015 to July 2016, President and Executive VP, Global Web, Digital Media & Customer Engagement, from August 2011 to December 2014, and Senior Vice President, Global Web & Digital Media, from July 2009 to July 2011 and North American Retail & Internet, from August 2005 to June 2009. Mr. Duplantis began his career working for a variety of retailers including, J. Crew, Inc. (1995 to 1998), The GAP, Inc. (NYSE: GPS) (1993 to 1995), and Macy’s WEST (1986 to 1993).

Jonathan Duskin, age 53, has served as Chief Executive Officer of Macellum Capital Management, LLC, a Delaware limited liability company (“Macellum Capital”), which operates a New York-based pooled investment fund, since July 2009, and as the sole member of Macellum GP, which is the general partner of Macellum Capital and the Nominating Shareholder, since September 2011. From January 2005 to February 2008, Mr. Duskin served as a Managing Director and Partner at Prentice Capital Management, LP, an investment management firm. From March 2002 to January 2005, Mr. Duskin was a Managing Director at S.A.C. Capital Associates LLC, a New York-based hedge fund. From January 1998 to January 2002, Mr. Duskin was a Managing Director at Lehman Brothers Inc., an investment bank, and served as Head of Product Management and Chairman of the Investment Policy Committee within the Research Department. Mr. Duskin has served on the board of directors of Citi Trends, Inc. (NASDAQ: CTRN), a retail clothing chain selling discounted products targeted primarily at urban customers, since May 2017, and Christopher & Banks Corporation (OTC: CBKC), a retail company, since June 2016. Mr. Duskin previously served on the board of directors of The Wet Seal, Inc. (formerly NASDAQ: WTSL), a fashion retailer, from March 2006 to October 2012. Mr. Duskin also served on the boards of directors of Whitehall Jewelers, Inc. and Furniture.com Inc. Mr. Duskin holds a B.A. in Finance and Economics from the University of Massachusetts at Amherst.

Margaret L. Jenkins, age 69, has served on the board of directors of Citi Trends, Inc. (NASDAQ: CTRN), a retail clothing chain selling discounted products targeted primarily at urban customers, since October 2017, and as Chair of Prima Health-Upstate, one of the largest healthcare providers in the Southeast, since October 2017. Previously, Ms. Jenkins served as Chief Marketing Officer and Senior Vice President of Denny’s Corporation (NASDAQ: DENN), a family restaurant company, from June 2002 to August 2007. Before that, she served as Chief Marketing Officer of El Pollo Loco, Inc. (NASDAQ: LOCO), a California-based quick service restaurant chain, from 1999 to 2002. Earlier in her career, Ms. Jenkins held several management positions with Taco Bell Corp. and PepsiCo International Foodservice. Ms. Jenkins began her career in advertising, serving as an account director on brands such as McDonald’s, Sunny Delight Beverages, and BP PLC’s convenience store chain. Previously, Ms. Jenkins served on the board of directors of PVH Corp. (NYSE: PVH), an international apparel and retail company, from June 2006 to May 2014. Ms. Jenkins received her Bachelor of Arts in Journalism and Communication at University of Colorado.

Jeffrey A. Kantor, age 61, has served as President of JAK Consulting, a consulting services firm focused on retail/wholesale business strategy, since September 2019. Prior to that, Mr. Kantor served in a variety of senior executive positions at Macy’s, Inc. (NYSE: M), an American department store chain, including most recently as Chief Merchandising Officer, from September 2017 to April 2019, as Chief Human Resources Officer, from February 2017 to September 2017, as Chief Stores Officer, from February 2015 to September 2017, as Chairman of Macy’s.com, from February 2012 to February 2015, and President of Macy’s.com, from August 2010 to February 2012. Prior to that, Mr. Kantor served in senior executive roles at Macy’s Furniture and later at Macy’s Home Store, from February 2006 to August 2010. From 2004 to 2006, Mr. Kantor served as Chief Executive Officer and President of the Hecht’s Company, a large chain of department stores. Mr. Kantor began his career at Filene’s, a division of The May Department Stores Company. Mr. Kantor has served on the board of directors of Ronald McDonald House New York, a children’s charity that provides temporary accommodation for medical patients, since February 2018. Mr. Kantor holds a Bachelor of Business Administration in Marketing and Finance from University of Massachusetts Amherst.

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Thomas A. Kingsbury, age 68, most recently served as the Chairman of the Board of Burlington Stores, Inc. (NYSE: BURL) (“Burlington”), a national off-price department store retailer, from September 2014 to January 2020. Mr. Kingsbury also served as President and Chief Executive Officer and as a member of the Board of Directors of Burlington, from December 2008 until his retirement in September 2019. Previously, Mr. Kingsbury served as Senior Executive Vice President of Information Services, E-Commerce, Marketing and Business Development of Kohl’s Corporation (NYSE: KSS), a department store retail chain, from August 2006 to December 2008. Prior to that, Mr. Kingsbury also held various management positions with The May Department Stores Company, an operator of department store chains, starting in 1976, including President and Chief Executive Officer of the Filene’s division from 2000 to 2006. Currently, Mr. Kingsbury serves on the Board of Directors of Tractor Supply Company (NASDAQ: TSCO), a retail chain of stores that offers products for home improvement, agriculture, lawn and garden maintenance, livestock, equine and pet care, since November 2017, BJ’s Wholesale Club Holdings, Inc. (NYSE: BJ), a membership-only warehouse club chain, since February 2020, and Big Lots, Inc. (NYSE: BIG), a retail company, since May 2020. Mr. Kingsbury holds a B.B.A in Marketing from University of Wisconsin.

Cynthia S. Murray (Cinny), age 63, is the Founder and has served as Chief Executive Officer of Stanmore Partners, a senior leadership consultant to CEOs, private equity firms, and start-ups, since July 2018. From January 2017 to July 2018, she was the President of Full Beauty Brands, a plus size women’s and men’s apparel and home goods holding company. Prior to that, she was the President of Chico’s Brand, FAS, Inc. (NYSE: CHS), a women’s clothing chain, from February 2009 to September 2016. From 2004 to 2009, Ms. Murray served as the Executive Vice President and Chief Merchandise Officer of Stage Stores, Inc., a department store specializing in retail brand names in apparel, home, fragrance and shoes. She was also the Senior Vice President of Merchandising at Talbots, Inc., a specialty retailer for women’s apparel, from 1998 to 2004. Ms. Murray was also the Vice President of Saks Off Fifth, an off-price division of Saks Fifth Avenue, responsible for all women’s apparel, from 1997 to 2009. Ms. Murray served on the Board of Directors of Francesca’s Collections prior to its initial public offering, a specialty retailer offering women’s apparel, jewelry, shoes accessories and gift items, from 2008 to 2009. She currently serves on the Board of Trustees and was the Honorary Chair of the Naples Shelter for Women and Children. Additionally, she serves on the Board of Governors for the FSU School of Business and was inducted to the Florida State University College of Business Hall of Fame in 2014. She holds a B.S. in Business from the Florida State University.

Margenett Moore-Roberts, age 50, has served as Chief Inclusion & Diversity Officer at IPG DXTRA, a global collective of marketing services and agency brands and a division of The Interpublic Group of Companies, Inc. (NYSE: IPG), since January 2020 and Founder and Chief Executive Officer of The Moore Roberts Group, LLC (a/k/a MRG Inclusion Solutions), a diversity, equity and inclusion consulting group for organizations focused on strategy development, workshop development and facilitation, executive inclusion coaching, and inclusive market strategy, since April 2018. Prior to that, Ms. Moore-Roberts served as Chief Inclusion & Diversity Officer at Golin, a public relations agency within IPG DXTRA, from May 2018 to January 2020. From September 2011 to July 2017, Ms. Moore-Roberts held a variety of positions at Yahoo! Inc. (formerly NASDAQ: YHOO) (“Yahoo”), a web services provider, including as Vice President, Global Head, Inclusive Diversity from March 2016 to July 2017, Senior Director, Video Advertising Strategy, from January 2013 to February 2016 and as General Manager of Video Monetization at Interclick, an online advertising technology company that was acquired by Yahoo, from September 2011 to January 2013. Before that, Ms. Moore-Roberts served as Vice President of Client Services and Ad Operations at Tremor Video (n/k/a Telaria (NYSE: TLRA)), a video advertising company, from November 2010 to June 2011, and also at ScanScout, from June 2007 until it merged with Tremor Video in November 2010. Earlier in her career, Ms. Moore-Roberts served as Vice President, Client Services at Muze Inc., a provider of media information, metadata and digital previews for digital entertainment products, from 2001 to 2007, and as Director of Client Services at a number of media companies, including Vindigo, Inc., govWorks and C2 Media. Ms. Moore-Roberts received a B.A. from Otterbein University and holds a Diversity and Inclusion Certificate from Cornell University ILR.

CUSIP No. 500255104

No Reporting Person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) - (j) of Item 4 of Schedule 13D except as set forth herein or such as would occur upon or in connection with completion of, or following, any of the actions discussed herein. The Reporting Persons intend to review their investment in the Issuer on a continuing basis. The Reporting Persons have had and anticipate having further discussions with management and the Board of the Issuer relating to the Issuer’s underperformance, overall business strategy, board composition (which include reconstitution of the Board), corporate governance, management accountability, capital allocation, and the evaluation of strategic alternatives. Depending on various factors including, without limitation, the Issuer’s financial position and investment strategy, the price levels of the securities of the Issuer, conditions in the securities markets and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to their investment in the Issuer as they deem appropriate including, without limitation, engaging in communications with management and the Board, engaging in discussions with shareholders of the Issuer and others about the Issuer and the Reporting Persons’ investment, making proposals to the Issuer concerning changes to the capitalization, ownership structure, board structure (including board composition) or operations of the Issuer, purchasing additional securities of the Issuer, selling some or all of such securities, entering into financial instruments or other agreements that increase or decrease the Reporting Persons’ economic or beneficial exposure with respect to their investment in the Issuer, engaging in short selling of or any hedging or similar transaction with respect to the securities of the Issuer, including swaps and other derivative instruments, or changing their intention with respect to any and all matters referred to in Item 4.

Item 5.	Interest in Securities of the Issuer.

The aggregate percentage of Shares reported owned by each person named herein is based upon 157,652,395 Shares outstanding as of November 27, 2020 as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 3, 2020.

A.	Macellum Badger

(a)	As of the close of business on February 19, 2021, Macellum Badger beneficially owned directly 273,611 Shares, including 56,400 Shares underlying long call options currently exercisable and 1,000 Shares in record name.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 273,611
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 273,611

CUSIP No. 500255104

(c)	The transactions in the securities of the Issuer by Macellum Badger during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

B.	Macellum Badger II

(a)	As of the close of business on February 19, 2021, Macellum Badger II beneficially owned directly 8,443,121 Shares, including 1,943,600 Shares underlying long call options currently exercisable.

Percentage: Approximately 5.4%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 8,443,121
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 8,443,121

(c)	The transactions in the securities of the Issuer by Macellum Badger II during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

C.	Macellum Advisors

(a)	As the investment manager of Macellum Badger and Macellum Badger II, Macellum Advisors may be deemed the beneficial owner of the 273,611 Shares of Common Stock beneficially owned by Macellum Badger, including 56,400 Shares underlying long call options currently exercisable, and 8,443,121 Shares of Common Stock beneficially owned by Macellum Badger II, including 1,943,600 Shares underlying long call options currently exercisable.

Percentage: Approximately 5.5%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 8,716,732
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 8,716,732

(c)	Macellum Advisors has not entered into any transactions in the securities of the Issuer during the past sixty days. The transactions in the securities of the Issuer by Macellum Badger and Macellum Badger II during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

D.	Macellum GP

(a)	As the general partner of Macellum Badger, Macellum Badger II and Macellum Advisors, Macellum GP may be deemed the beneficial owner of the 273,611 Shares of Common Stock beneficially owned by Macellum Badger, including 56,400 Shares underlying long call options currently exercisable, and 8,443,121 Shares of Common Stock beneficially owned by Macellum Badger II, including 1,943,600 Shares underlying long call options currently exercisable.

CUSIP No. 500255104

Percentage: Approximately 5.5%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 8,716,732
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 8,716,732

(c)	Macellum GP has not entered into any transactions in the securities of the Issuer during the past sixty days. The transactions in the securities of the Issuer by Macellum Badger and Macellum Badger II during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

E.	Jonathan Duskin

(a)	Mr. Duskin, as the sole member of Macellum GP, may be deemed the beneficial owner of the 273,611 Shares of Common Stock beneficially owned by Macellum Badger, including 56,400 Shares underlying long call options currently exercisable, and 8,443,121 Shares of Common Stock beneficially owned by Macellum Badger II, including 1,943,600 Shares underlying long call options currently exercisable.

Percentage: Approximately 5.5%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 8,716,732
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 8,716,732

(c)	Mr. Duskin has not entered into any transactions in the securities of the Issuer during the past sixty days. The transactions in the securities of the Issuer by Macellum Badger and Macellum Badger II during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

F.	Legion Partners Holdings

(a)	As of the close of business on February 19, 2021, Legion Partners Holdings beneficially owned directly 100 Shares in record name. As the sole member of Legion Partners Asset Management and sole member of Legion LLC, Legion Partners Holdings may be deemed the beneficial owner of the (i) 1,891,990 Shares of Common Stock beneficially owned by Legion Partners I, including 567,900 Shares underlying long call options currently exercisable, (ii) 111,360 Shares of Common Stock beneficially owned by Legion Partners II, including 43,000 Shares underlying long call options currently exercisable, and (iii) 108,400 Shares of Common Stock beneficially owned by Legion Partners Special XV, including 25,900 Shares underlying long call options currently exercisable.

Percentage: Approximately 1.3%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 2,111,850
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 2,111,850

CUSIP No. 500255104

(c)	Legion Partners Holdings has not entered into any transactions in the securities of the Issuer during the past sixty days. The transactions in the securities of the Issuer by Legion Partners I, Legion Partners II and Legion Partners Special XV during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

G.	Legion Partners I

(a)	As of the close of business on February 19, 2021, Legion Partners I beneficially owned directly 1,891,990 Shares, including 567,900 Shares underlying long call options currently exercisable.

Percentage: Approximately 1.2%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 1,891,990
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 1,891,990

(c)	The transactions in the securities of the Issuer by Legion Partners I during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

H.	Legion Partners II

(a)	As of the close of business on February 19, 2021, Legion Partners II beneficially owned directly 111,360 Shares, including 43,000 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 111,360
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 111,360

(c)	The transactions in the securities of the Issuer by Legion Partners II during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

I.	Legion Partners Special XV

(a)	As of the close of business on February 19, 2021, Legion Partners Special XV beneficially owned directly 108,400 Shares, including 25,900 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 108,400
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 108,400

CUSIP No. 500255104

(c)	The transactions in the securities of the Issuer by Legion Partners Special XV during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

J.	Legion LLC

(a)	As the general partner of each of Legion Partners I and Legion Partners II and co-general partner of Legion Partners Special XV, Legion LLC may be deemed the beneficial owner of the (i) 1,891,990 Shares of Common Stock beneficially owned by Legion Partners I, including 567,900 Shares underlying long call options currently exercisable, (ii) 111,360 Shares of Common Stock beneficially owned by Legion Partners II, including 43,000 Shares underlying long call options currently exercisable, and (iii) 108,400 Shares of Common Stock beneficially owned by Legion Partners Special XV, including 25,900 Shares underlying long call options currently exercisable.

Percentage: Approximately 1.3%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 2,111,750
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 2,111,750

(c)	Legion LLC has not entered into any transactions in the securities of the Issuer during the past sixty days. The transactions in the securities of the Issuer by Legion Partners I, Legion Partners II and Legion Partners Special XV during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

K.	Legion Partners Asset Management

(a)	As the investment advisor of each of Legion Partners I, Legion Partners II and Legion Partners Special XV, Legion Partners Asset Management may be deemed the beneficial owner of the (i) 1,891,990 Shares of Common Stock beneficially owned by Legion Partners I, including 567,900 Shares underlying long call options currently exercisable, (ii) 111,360 Shares of Common Stock beneficially owned by Legion Partners II, including 43,000 Shares underlying long call options currently exercisable, and (iii) 108,400 Shares of Common Stock beneficially owned by Legion Partners Special XV, including 25,900 Shares underlying long call options currently exercisable.

Percentage: Approximately 1.3%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 2,111,750
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 2,111,750

(c)	Legion Partners Asset Management has not entered into any transactions in the securities of the Issuer during the past sixty days. The transactions in the securities of the Issuer by Legion Partners I, Legion Partners II and Legion Partners Special XV during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

CUSIP No. 500255104

L.	Messrs. Kiper and White

(a)	Each of Messrs. Kiper and White, as a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, may be deemed the beneficial owner of the (i) 1,891,990 Shares of Common Stock beneficially owned by Legion Partners I, including 567,900 Shares underlying long call options currently exercisable, (ii) 111,360 Shares of Common Stock beneficially owned by Legion Partners II, including 43,000 Shares underlying long call options currently exercisable, (iii) 108,400 Shares of Common Stock beneficially owned by Legion Partners Special XV, including 25,900 Shares underlying long call options currently exercisable and (iv) 100 Shares held in record name by Legion Partners Holdings.

Percentage: Approximately 1.3%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 2,111,850
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 2,111,850

(c)	Neither Mr. Kiper nor Mr. White has entered into any transactions in the securities of the Issuer during the past sixty days. The transactions in the securities of the Issuer by Legion Partners I, Legion Partners II and Legion Partners Special XV during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

M.	Ancora Catalyst Institutional

(a)	As of the close of business on February 19, 2021, Ancora Catalyst Institutional beneficially owned directly 553,445 Shares, including 113,200 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 553,445
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 553,445

(c)	The transactions in the securities of the Issuer by Ancora Catalyst Institutional during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

N.	Ancora Catalyst

(a)	As of the close of business on February 19, 2021, Ancora Catalyst beneficially owned directly 43,867 Shares, including 9,600 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 43,867
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 43,867

CUSIP No. 500255104

(c)	The transactions in the securities of the Issuer by Ancora Catalyst during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

O.	Ancora Merlin

(a)	As of the close of business on February 19, 2021, Ancora Merlin beneficially owned directly 48,283 Shares, including 9,600 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 48,283
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 48,283

(c)	The transactions in the securities of the Issuer by Ancora Merlin during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

P.	Ancora Merlin Institutional

(a)	As of the close of business on February 19, 2021, Ancora Merlin Institutional beneficially owned directly 549,030 Shares, including 113,200 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 549,030
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 549,030

(c)	The transactions in the securities of the Issuer by Ancora Merlin Institutional during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

Q.	Ancora SPV I Series M

(a)	As of the close of business on February 19, 2021, Ancora SPV I Series M beneficially owned directly 601,401 Shares, including 116,800 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 601,401
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 601,401

(c)	The transactions in the securities of the Issuer by Ancora SPV I Series M during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

CUSIP No. 500255104

R.	Ancora SPV I Series N

(a)	As of the close of business on February 19, 2021, Ancora SPV I Series N beneficially owned directly 424,050 Shares, including 80,800 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 424,050
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 424,050

(c)	The transactions in the securities of the Issuer by Ancora SPV I Series N during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

S.	Ancora SPV I Series O

(a)	As of the close of business on February 19, 2021, Ancora SPV I Series O beneficially owned directly 417,670 Shares, including 79,600 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 417,670
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 417,670

(c)	The transactions in the securities of the Issuer by Ancora SPV I Series O during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

T.	Ancora SPV I Series P

(a)	As of the close of business on February 19, 2021, Ancora SPV I Series P beneficially owned directly 423,820 Shares, including 85,200 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 423,820
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 423,820

(c)	The transactions in the securities of the Issuer by Ancora SPV I Series P during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

CUSIP No. 500255104

U.	Ancora Segregated Portfolio G

(a)	As of the close of business on February 19, 2021, Ancora Segregated Portfolio G beneficially owned directly 592,000 Shares, including 122,000 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 592,000
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 592,000

(c)	The transactions in the securities of the Issuer by Ancora Segregated Portfolio G during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

V.	Ancora Advisors

(a)	As of the close of business on February 19, 2021, 422,259 Shares were held in the Ancora Advisors SMA, including 103,800 Shares underlying long call options currently exercisable. Ancora Advisors, as the investment advisor to the Ancora Advisors SMA, may be deemed to beneficially own the 422,259 Shares held in the Ancora Advisors SMA, including 103,800 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 422,259
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 422,259

(c)	Ancora Advisors has not entered into any transactions in the securities of the Issuer during the past sixty days. The transactions in the securities of the Issuer by the Ancora Advisors SMA during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

W.	Ancora Alternatives

(a)	As the investment advisor to each of Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin, Ancora Merlin Institutional, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P and Ancora Segregated Portfolio G, Ancora Alternatives may be deemed the beneficial owner of the (i) 553,445 Shares of Common Stock beneficially owned by Ancora Catalyst Institutional, including 113,200 Shares underlying long call options currently exercisable, (ii) 43,867 Shares of Common Stock beneficially owned by Ancora Catalyst, including 9,600 Shares underlying long call options currently exercisable, (iii) 48,283 Shares of Common Stock beneficially owned by Ancora Merlin, including 9,600 Shares underlying long call options currently exercisable, (iv) 549,030 Shares of Common Stock beneficially owned by Ancora Merlin Institutional, including 113,200 Shares underlying long call options currently exercisable, (v) 601,401 Shares of Common Stock beneficially owned by Ancora SPV I Series M, including 116,800 Shares underlying long call options currently exercisable, (vi) 424,050 Shares of Common Stock beneficially owned by Ancora SPV I Series N, including 80,800 Shares underlying long call options currently exercisable, (vii) 417,670 Shares of Common Stock beneficially owned by Ancora SPV I Series O, including 79,600 Shares underlying long call options currently exercisable, (viii) 423,820 Shares of Common Stock beneficially owned by Ancora SPV I Series P, including 85,200 Shares underlying long call options currently exercisable and (ix) 592,000 Shares of Common Stock beneficially owned by Ancora Segregated Portfolio G, including 122,000 Shares underlying long call options currently exercisable.

CUSIP No. 500255104

Percentage: Approximately 2.3%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 3,653,566
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 3,653,566

(c)	Ancora Alternatives has not entered into any transactions in the securities of the Issuer during the past sixty days. The transactions in the securities of the Issuer by Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin, Ancora Merlin Institutional, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P and Ancora Segregated Portfolio G during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

X.	Ancora Family Wealth

(a)	As the investment advisor of the SMAs, Ancora Family Wealth may be deemed the beneficial owner of the 7,198 shares of Common Stock held in the SMAs.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 7,198 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 7,198

(c)	Ancora Family Wealth has not entered into any transactions in the securities of the Issuer during the past sixty days, nor have there been transactions in the securities of the Issuer entered into by the SMAs during the past sixty days.

Y.	Ancora Inc.

(a)	Ancora Inc., as the sole member of Ancora Advisors, may be deemed to beneficially own the 422,259 Shares held in the Ancora Advisors SMA, including 103,800 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 422,259
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 422,259

(c)	Ancora Inc. has not entered into any transactions in the securities of the Issuer during the past sixty days. The transactions in the securities of the Issuer by the Ancora Advisors SMA during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

CUSIP No. 500255104

Z.	Inverness Holdings

(a)	Inverness Holdings, as the sole member of Ancora Family Wealth, may be deemed to beneficially own the 7,198 shares of Common Stock held in the SMAs.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 7,198 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 7,198

(c)	Inverness Holdings has not entered into any transactions in the securities of the Issuer during the past sixty days, nor have there been transactions in the securities of the Issuer entered into by the SMAs during the past sixty days.

AA.	Ancora Holdings

(a)	As the sole member of each of Ancora Alternatives and Inverness Holdings and the sole shareholder of Ancora Inc., Ancora Holdings may be deemed the beneficial owner of the (i) 553,445 Shares of Common Stock beneficially owned by Ancora Catalyst Institutional, including 113,200 Shares underlying long call options currently exercisable, (ii) 43,867 Shares of Common Stock beneficially owned by Ancora Catalyst, including 9,600 Shares underlying long call options currently exercisable, (iii) 48,283 Shares of Common Stock beneficially owned by Ancora Merlin, including 9,600 Shares underlying long call options currently exercisable, (iv) 549,030 Shares of Common Stock beneficially owned by Ancora Merlin Institutional, including 113,200 Shares underlying long call options currently exercisable, (v) 601,401 Shares of Common Stock beneficially owned by Ancora SPV I Series M, including 116,800 Shares underlying long call options currently exercisable, (vi) 424,050 Shares of Common Stock beneficially owned by Ancora SPV I Series N, including 80,800 Shares underlying long call options currently exercisable, (vii) 417,670 Shares of Common Stock beneficially owned by Ancora SPV I Series O, including 79,600 Shares underlying long call options currently exercisable, (viii) 423,820 Shares of Common Stock beneficially owned by Ancora SPV I Series P, including 85,200 Shares underlying long call options currently exercisable, (ix) 592,000 Shares of Common Stock beneficially owned by Ancora Segregated Portfolio G, including 122,000 Shares underlying long call options currently exercisable, (x) 422,259 Shares held in the Ancora Advisors SMA, including 103,800 Shares underlying long call options currently exercisable and (xi) 7,198 Shares held in the SMAs.

Percentage: Approximately 2.6%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 4,083,023
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 4,083,023

CUSIP No. 500255104

(c)	Ancora Holdings has not entered into any transactions in the securities of the Issuer during the past sixty days. The transactions in the securities of the Issuer by Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin, Ancora Merlin Institutional, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P, Ancora Segregated Portfolio G, the Ancora Advisors SMA and the SMAs during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

BB.	Mr. DiSanto

(a)	Mr. DiSanto, as Chairman and Chief Executive Officer of Ancora Holdings, Mr. DiSanto may be deemed the beneficial owner of the (i) 553,445 Shares of Common Stock beneficially owned by Ancora Catalyst Institutional, including 113,200 Shares underlying long call options currently exercisable, (ii) 43,867 Shares of Common Stock beneficially owned by Ancora Catalyst, including 9,600 Shares underlying long call options currently exercisable, (iii) 48,283 Shares of Common Stock beneficially owned by Ancora Merlin, including 9,600 Shares underlying long call options currently exercisable, (iv) 549,030 Shares of Common Stock beneficially owned by Ancora Merlin Institutional, including 113,200 Shares underlying long call options currently exercisable, (v) 601,401 Shares of Common Stock beneficially owned by Ancora SPV I Series M, including 116,800 Shares underlying long call options currently exercisable, (vi) 424,050 Shares of Common Stock beneficially owned by Ancora SPV I Series N, including 80,800 Shares underlying long call options currently exercisable, (vii) 417,670 Shares of Common Stock beneficially owned by Ancora SPV I Series O, including 79,600 Shares underlying long call options currently exercisable, (viii) 423,820 Shares of Common Stock beneficially owned by Ancora SPV I Series P, including 85,200 Shares underlying long call options currently exercisable, (ix) 592,000 Shares of Common Stock beneficially owned by Ancora Segregated Portfolio G, including 122,000 Shares underlying long call options currently exercisable, (x) 422,259 Shares held in the Ancora Advisors SMA, including 103,800 Shares underlying long call options currently exercisable and (xi) 7,198 Shares held in the SMAs.

Percentage: Approximately 2.6%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 4,083,023
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 4,083,023

(c)	Mr. DiSanto has not entered into any transactions in the securities of the Issuer during the past sixty days. The transactions in the securities of the Issuer by Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin, Ancora Merlin Institutional, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P, Ancora Segregated Portfolio G, Ancora Advisors SMA and the SMAs during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

CC.	4010 Partners

(a)	As of the close of business on February 19, 2021, 4010 Partners beneficially owned directly 39,000 Shares, including 11,000 Shares underlying long call options currently exercisable.

CUSIP No. 500255104

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 39,000
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 39,000

(c)	The transactions in the securities of the Issuer by 4010 Partners during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

DD.	4010 Capital

(a)	As the investment manager of 4010 Partners and co-general partner of Legion Partners Special XV, 4010 Capital may be deemed the beneficial owner of the 39,000 Shares of Common Stock beneficially owned by 4010 Partners, including 11,000 Shares underlying long call options currently exercisable, and 108,400 Shares of Common Stock beneficially owned by Legion Partners Special XV, including 25,900 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 147,400
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 147,400

(c)	4010 Capital has not entered into any transactions in the securities of the Issuer during the past sixty days. The transactions in the securities of the Issuer by 4010 Partners and Legion Partners Special XV during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

EE.	4010 General Partner

(a)	As the general partner of 4010 Partners, 4010 General Partner may be deemed the beneficial owner of the 39,000 Shares of Common Stock beneficially owned by 4010 Partners, including 11,000 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 39,000
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 39,000

(c)	4010 General Partner has not entered into any transactions in the securities of the Issuer during the past sixty days. The transactions in the securities of the Issuer by 4010 Partners during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

CUSIP No. 500255104

FF.	Mr. Litt

(a)	Mr. Litt, as a managing member of 4010 Capital, may be deemed the beneficial owner of the 39,000 Shares of Common Stock beneficially owned by 4010 Partners, including 11,000 Shares underlying long call options currently exercisable, and 108,400 Shares of Common Stock beneficially owned by Legion Partners Special XV, including 25,900 Shares underlying long call options currently exercisable.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 147,400
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 147,400

(c)	Mr. Litt has not entered into any transactions in the securities of the Issuer during the past sixty days. The transactions in the securities of the Issuer by 4010 Partners and Legion Partners Special XV during the past sixty days are set forth in Schedule B and are incorporated herein by reference.

GG.	Messrs. Corcoran, Duplantis, Kantor and Kingsbury and Mses. Jenkins, Moore-Roberts and Murray

(a)	As of the close of business on February 19, 2021, Messrs. Corcoran, Duplantis, Kantor and Kingsbury and Mses. Jenkins, Moore-Roberts and Murray did not own any Shares.

Percentage: 0%

(b)	1. Sole power to vote or direct vote: 0 2. Shared power to vote or direct vote: 0 3. Sole power to dispose or direct the disposition: 0 4. Shared power to dispose or direct the disposition: 0

(c)	Messrs. Corcoran, Duplantis, Kantor and Kingsbury and Mses. Jenkins, Moore-Roberts and Murray have not entered into any transactions in the securities of the Issuer during the past sixty days.

HH.	Ms. Bowen

(a)

As of the close of business on February 19, 2021, Ms. Bowen is deemed to beneficially own 27 Shares that are held as part of a portfolio of securities in a fund that mimics the S&P 500 return. Ms. Bowen maintains sole voting and dispositive power over these shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 27 2. Shared power to vote or direct vote: 0 3. Sole power to dispose or direct the disposition: 27 4. Shared power to dispose or direct the disposition: 0

(c)	Ms. Bowen has not entered into any transactions in the securities of the Issuer during the past sixty days.

CUSIP No. 500255104

The filing of this Schedule 13D shall not be construed as an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any of the securities reported herein. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that are not directly owned by such Reporting Person, except to the extent of their pecuniary interest therein.

(d)       No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares.

(e)       Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Each of Macellum Badger and Macellum Badger II purchased American-style call options referencing an aggregate of 56,400 Shares and 1,943,600 Shares, respectively, which are currently exercisable, have an exercise price of $37.50 per Share and expire on July 16, 2021, as further described on Schedule B hereto.

Each of Legion Partners I, Legion Partners II and Legion Partners Special XV purchased American-style call options referencing an aggregate of 567,900 Shares, 43,000 Shares and 25,900 Shares, respectively, which are currently exercisable, have an exercise price of $35.00 per Share and expire on January 21, 2022, as further described on Schedule B hereto.

Each of Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin, Ancora Merlin Institutional, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P, Ancora Segregated Portfolio G, and Ancora Advisors SMA purchased American-style call options referencing an aggregate of 74,400 Shares, 6,400 Shares, 6,400 Shares, 74,400 Shares, 76,800 Shares, 53,200 Shares, 52,400 Shares, 56,000 Shares, 80,400 Shares, and 68,500 Shares, respectively, which are currently exercisable, have an exercise price of $50.00 per Share and expire on July 16, 2021, as further described on Schedule B hereto.

Each of Ancora Catalyst Institutional, Ancora Catalyst, Ancora Merlin, Ancora Merlin Institutional, Ancora SPV I Series M, Ancora SPV I Series N, Ancora SPV I Series O, Ancora SPV I Series P, Ancora Segregated Portfolio G, and Ancora Advisors SMA purchased American-style call options referencing an aggregate of 38,800 Shares, 3,200 Shares, 3,200 Shares, 38,800 Shares, 40,000 Shares, 27,600 Shares, 27,200 Shares, 29,200 Shares, 41,600 Shares, and 35,300 Shares, respectively, which are currently exercisable, have an exercise price of $52.50 per Share and expire on January 21, 2022, as further described on Schedule B hereto.

CUSIP No. 500255104

4010 Partners purchased American-style call options referencing an aggregate of 2,000 Shares, which are currently exercisable, have an exercise price of $37.50 per Share and expire on July 16, 2021, as further described on Schedule B hereto.

4010 Partners purchased American-style call options referencing an aggregate of 4,000 Shares, which are currently exercisable, have an exercise price of $15.00 per Share and expire on January 21, 2022.

4010 Partners purchased American-style call options referencing an aggregate of 3,000 Shares, which are currently exercisable, have an exercise price of $55.00 per Share and expire on July 16, 2021, as further described on Schedule B hereto.

4010 Partners purchased American-style call options referencing an aggregate of 2,000 Shares, which are currently exercisable, have an exercise price of $45.00 per Share and expire on July 16, 2021, as further described on Schedule B hereto.

Each of Ancora Segregated Portfolio G and Ancora Advisors purchased American-style put options referencing an aggregate of 100,000 Shares and 74,500 Shares, respectively, which have an exercise price of $37.50 per Share, and which expire on July 16, 2021. In addition, Ancora Segregated Portfolio G purchased American-style put options referencing an aggregate of 60,000 Shares, which have an exercise price of $40.00 per Share, and which expire on July 16, 2021, as further described on Schedule B hereto.

On January 11, 2021, Macellum Badger, Legion Partners Holdings and Ancora Alternatives entered into letter agreements (the “Indemnification Agreements”) with each of the Nominees, except Mr. Duskin, pursuant to which each of Macellum Badger, Legion Partners Holdings and Ancora Alternatives have agreed to indemnify such Nominees against claims arising from the Solicitation (as defined below) and any related transactions. A form of the Indemnification Agreement is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

CUSIP No. 500255104

On February 18, 2021, the Reporting Persons entered into a Joint Filing and Solicitation Agreement (the “Joint Filing and Solicitation Agreement”), which amended and restated a prior group agreement among the Reporting Persons, in which, among other things, (a) they agreed, to the extent required by applicable law, to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Issuer, (b) they agreed to solicit proxies or written consents for the election of the Nominees, or any other person(s) nominated by the Reporting Persons, to the Board at the 2021 Annual Meeting (the “Solicitation”), (c) they agreed to provide notice to the Reporting Persons’ legal counsel and a representative of the Legion Group of all trading in the securities of the Issuer, (d) the Macellum Group, Ancora Group, and Legion Group agreed to bear all expenses incurred in connection with the Reporting Persons’ activities, including approved expenses incurred by any of the Reporting Persons in connection with the Solicitation, subject to certain limitations, and (e) the Nominees (other than Mr. Duskin) agreed not to undertake or effect any purchase, sale, acquisition or disposal of any securities of the Issuer, undertake any expenses in connection with the Solicitation or communicate on behalf of the Reporting Persons with regards to the Issuer without the prior written consent of the Macellum Group, Ancora Group, and Legion Group. The Joint Filing and Solicitation Agreement is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Each of the Nominees, except Mr. Duskin, has granted Jonathan Duskin, Christopher S. Kiper, and Jim Chadwick powers of attorney (the “POAs”) to execute certain SEC filings and other documents in connection with the Solicitation. A form of Power of Attorney is attached hereto as Exhibit 99.4 and is incorporated herein by reference.

Other than as described herein, there are no contracts, arrangements, understandings or relationships among the Reporting Persons, or between the Reporting Persons and any other person, with respect to the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits

99.1	Press Release and Public Letter, dated February 22, 2021.

99.2	Form of Indemnification Letter Agreement.

99.3	Joint Filing and Solicitation Agreement.

99.4	Form of Power of Attorney.

CUSIP No. 500255104

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 22, 2021

Legion Partners, L.P. I

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners, L.P. II

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners Special Opportunities, L.P. XV

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners, LLC

By:	Legion Partners Holdings, LLC
Managing Member

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

Legion Partners Asset Management, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

CUSIP No. 500255104

Legion Partners Holdings, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

/s/ Christopher S. Kiper

Christopher S. Kiper

Individually and as attorney-in-fact for Marjorie L. Bowen, James T. Corcoran, David A. Duplantis, Margaret L. Jenkins, Jeffrey A. Kantor, Thomas A. Kingsbury, Margenett Moore-Roberts and Cynthia S. Murray

/s/ Raymond White
Raymond White

CUSIP No. 500255104

4010 Partners, LP

By:	4010 Capital, LLC, its General Partner

By:	/s/ Steven E. Litt
	Name:	Steven E. Litt
	Title:	Managing Member

4010 Capital, LLC

By:	/s/ Steven E. Litt
	Name:	Steven E. Litt
	Title:	Managing Member

4010 General Partner, LLC

By:	/s/ Steven E. Litt
	Name:	Steven E. Litt
	Title:	Managing Member

/s/ Steven E. Litt
Steven E. Litt

CUSIP No. 500255104

Ancora Catalyst Institutional, LP

By:	Ancora Alternatives LLC General Partner

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst, LP

By:	Ancora Alternatives LLC General Partner

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Merlin, LP

By:	Ancora Alternatives LLC General Partner

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Merlin Institutional, LP

By:	Ancora Alternatives LLC General Partner

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

CUSIP No. 500255104

Ancora Catalyst SPV I LP Series M

By:	Ancora Alternatives LLC General Partner

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst SPV I LP Series N

By:	Ancora Alternatives LLC General Partner

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst SPV I LP Series O

By:	Ancora Alternatives LLC General Partner

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Catalyst SPV I LP Series P

By:	Ancora Alternatives LLC Investment Manager

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

CUSIP No. 500255104

Ancora Catalyst SPV I SPC Ltd Segregated Portfolio G

By:	Ancora Alternatives LLC Investment Manager

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Holdings, Inc.

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Advisors, LLC

By:	The Ancora Group Inc. its Sole Member

By:	Ancora Holdings, Inc. its sole shareholder

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Ancora Family Wealth Advisors, LLC

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

The Ancora Group Inc.

By:	Ancora Holdings, Inc. its sole shareholder

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

Inverness Holdings LLC

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

CUSIP No. 500255104

Ancora Alternatives LLC.

By:	Ancora Holdings, Inc. its sole member

By:	/s/ Frederick DiSanto
	Name:	Frederick DiSanto
	Title:	Chairman and Chief Executive Officer

/s/ Frederick DiSanto
Frederick DiSanto

CUSIP No. 500255104

Macellum Badger Fund, LP

By:	Macellum Advisors GP, LLC its general partner

By:	/s/ Jonathan Duskin
	Name:	Jonathan Duskin
	Title:	Sole Member

Macellum Badger Fund II, LP

By:	Macellum Advisors GP, LLC its general partner

By:	/s/ Jonathan Duskin
	Name:	Jonathan Duskin
	Title:	Sole Member

Macellum Advisors, LP

By:	Macellum Advisors GP, LLC its general partner

By:	/s/ Jonathan Duskin
	Name:	Jonathan Duskin
	Title:	Sole Member

Macellum Advisors GP, LLC

By:	/s/ Jonathan Duskin
	Name:	Jonathan Duskin
	Title:	Sole Member

/s/ Jonathan Duskin
Jonathan Duskin and as attorney-in-fact for Marjorie L. Bowen, James T. Corcoran, David A. Duplantis, Margaret L. Jenkins, Jeffrey A. Kantor, Thomas A. Kingsbury, Margenett Moore-Roberts and Cynthia S. Murray

SCHEDULE A

Directors and Officers of Ancora Catalyst SPV I SPC Ltd. – Segregated Portfolio G

Name and Position	Principal Occupation	Principal Business Address	Citizenship

Bradley Zucker Director	Company Director	6060 Parkland Boulevard Suite 200 Cleveland, Ohio 44124	United States
Julie O’Hara Director	Company Director	94 Solaris Avenue Box 1348, Camana Bay Grand Cayman Cayman Islands KY1-1108	Canada
Ronan Guilfoyle Director	Company Director	94 Solaris Avenue Box 1348, Camana Bay Grand Cayman Cayman Islands KY1-1108	Ireland

Directors and Officers of The Ancora Group Inc. and Ancora Holdings Inc.

Name and Position	Principal Occupation	Principal Business Address	Citizenship

Frederick DiSanto Director and Officer	Chairman and Chief Executive Officer	6060 Parkland Boulevard Suite 200 Cleveland, Ohio 44124	United States
Dan Hyland Director and Officer	President	6060 Parkland Boulevard Suite 200 Cleveland, Ohio 44124	United States
John Micklitsch Director and Officer	Chief Investment Officer	6060 Parkland Boulevard Suite 200 Cleveland, Ohio 44124	United States
John Bartels Director and Officer	Managing Director, Retirement Plans & Insurance Services	6060 Parkland Boulevard Suite 200 Cleveland, Ohio 44124	United States
James M. Chadwick Officer	Managing Director, Alternative Investments	6060 Parkland Boulevard Suite 200 Cleveland, Ohio 44124	United States
Brittney Garrett Officer	Chief Financial Officer	6060 Parkland Boulevard Suite 200 Cleveland, Ohio 44124	United States
Joe Spidalieri Officer	Chief Operating Officer	6060 Parkland Boulevard Suite 200 Cleveland, Ohio 44124	United States
Jason Geers Officer	Chief Compliance Officer	6060 Parkland Boulevard Suite 200 Cleveland, Ohio 44124	United States

SCHEDULE B

Transactions in the Securities of the Issuer During the Past Sixty (60) Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Macellum BADGER Fund, LP

Purchase of Common Stock	5,317	38.5505	12/21/2020
Purchase of Common Stock	11,075	38.1719	12/22/2020
Purchase of Common Stock	5,767	39.5000	12/23/2020
Purchase of Common Stock	4,313	38.7587	12/24/2020
Purchase of Common Stock	8,463	40.0982	12/28/2020
Purchase of Common Stock	8,856	39.5486	12/29/2020
Purchase of Common Stock	6,862	41.2168	12/30/2020
Purchase of Common Stock	5,049	40.8856	12/31/2020
Purchase of Common Stock	10,756	39.1845	01/04/2021
Purchase of Common Stock	7,901	39.3332	01/05/2021
Purchase of Common Stock	4,957	41.4460	01/06/2021
Purchase of Common Stock	7,167	41.8584	01/07/2021
Purchase of Common Stock	10,213	41.7477	01/08/2021
Purchase of Common Stock	10,500	42.4773	01/11/2021
Purchase of Common Stock	30,000	44.9720	01/12/2021
Purchase of Common Stock	23,500	45.1090	01/13/2021
Purchase of Common Stock	13,500	45.4941	01/14/2021
Purchase of Common Stock	3,900	43.9406	01/20/2021
Purchase of Common Stock	5,000	44.9754	01/21/2021
Purchase of Common Stock	4,400	44.5715	01/22/2021
Purchase of Common Stock	9,000	47.0208	01/27/2021
Purchase of Common Stock	1,142	44.9811	01/29/2021
Purchase of Common Stock	4,600	46.5777	02/03/2021
Purchase of Common Stock	5,200	49.4639	02/04/2021
Purchase of Common Stock	3,800	49.3986	02/05/2021
Purchase of July 16, 2021 Call Options ($37.50 Strike Price)[1]	14,100	15.2820	02/16/2021
Purchase of July 16, 2021 Call Options ($37.50 Strike Price)[1]	14,100	15.2670	02/17/2021
Purchase of July 16, 2021 Call Options ($37.50 Strike Price)[1]	14,100	14.9900	02/18/2021
Purchase of July 16, 2021 Call Options ($37.50 Strike Price)[1]	14,100	15.8640	02/19/2021

Macellum BADGER FUND II, LP

Purchase of Common Stock	129,683	38.5505	12/21/2020
Purchase of Common Stock	271,350	38.1719	12/22/2020
Purchase of Common Stock	141,316	39.5000	12/23/2020
Purchase of Common Stock	105,687	38.7587	12/24/2020
Purchase of Common Stock	207,372	40.0982	12/28/2020
Purchase of Common Stock	216,994	39.5486	12/29/2020

Purchase of Common Stock	168,138	41.2168	12/30/2020
Purchase of Common Stock	123,711	40.8856	12/31/2020
Purchase of Common Stock	259,244	39.1845	01/04/2021
Purchase of Common Stock	185,150	39.3332	01/05/2021
Purchase of Common Stock	116,148	41.4460	01/06/2021
Purchase of Common Stock	167,940	41.8584	01/07/2021
Purchase of Common Stock	1,185,000	50.3196	02/16/2021
Purchase of July 16, 2021 Call Options ($37.50 Strike Price)[1]	485,900	15.2820	02/16/2021
Purchase of Common Stock	1,185,000	49.7700	02/17/2021
Purchase of July 16, 2021 Call Options ($37.50 Strike Price)[1]	485,900	15.2670	02/17/2021
Purchase of Common Stock	1,185,000	48.5800	02/18/2021
Purchase of July 16, 2021 Call Options ($37.50 Strike Price)[1]	485,900	14.9900	02/18/2021
Purchase of Common Stock	730,485	52.4600	02/19/2021
Purchase of July 16, 2021 Call Options ($37.50 Strike Price)[1]	485,900	15.8640	02/19/2021

Legion Partners, L.P. I

Purchase of July 16, 2021 Call Options ($27.50 Strike Price)[1]	331,800	14.4006	12/23/2020
Purchase of July 16, 2021 Call Options ($27.50 Strike Price)[1]	5,700	13.6905	12/24/2020
Purchase of Common Stock[2]	439,800	12.5000	01/15/2021
Sale of July 16, 2021 Call Options ($27.50 Strike Price)[3]	(337,500)	23.1302	02/16/2021
Purchase of January 21, 2022 Call Options ($35.00 Strike Price)[1]	456,800	19.1166	02/16/2021
Purchase of January 21, 2022 Call Options ($35.00 Strike Price)[1]	49,500	19.1496	02/17/2021
Purchase of January 21, 2022 Call Options ($35.00 Strike Price)[1]	49,400	18.3453	02/18/2021
Purchase of January 21, 2022 Call Options ($35.00 Strike Price)[1]	12,200	18.7162	02/19/2021

Legion Partners, L.P. II

Purchase of July 16, 2021 Call Options ($27.50 Strike Price)[1]	17,500	14.4006	12/23/2020
Purchase of July 16, 2021 Call Options ($27.50 Strike Price)[1]	300	13.6905	12/24/2020
Purchase of Common Stock	2,100	39.5400	01/04/2021
Purchase of Common Stock[2]	22,000	12.5000	01/15/2021
Sale of July 16, 2021 Call Options ($27.50 Strike Price)[3]	(17,800)	23.1302	02/16/2021
Purchase of January 21, 2022 Call Options ($35.00 Strike Price)[1]	36,000	19.1166	02/16/2021
Purchase of January 21, 2022 Call Options ($35.00 Strike Price)[1]	3,100	19.1496	02/17/2021
Purchase of January 21, 2022 Call Options ($35.00 Strike Price)[1]	3,100	18.3453	02/18/2021
Purchase of January 21, 2022 Call Options ($35.00 Strike Price)[1]	800	18.7162	02/19/2021

Legion Partners Special Opportunities, L.P. XV

Purchase of July 16, 2021 Call Options ($27.50 Strike Price)[1]	20,700	14.4006	12/23/2020
Purchase of July 16, 2021 Call Options ($27.50 Strike Price)[1]	300	13.6905	12/24/2020
Purchase of Common Stock[2]	34,500	20.0000	01/15/2021
Sale of July 16, 2021 Call Options ($27.50 Strike Price)[3]	(21,000)	23.1302	02/16/2021
Purchase of January 21, 2022 Call Options ($35.00 Strike Price)[1]	25,900	19.1166	02/16/2021

Ancora Catalyst Institutional, LP

Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	18,500	0.0600	01/27/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	9,200	0.0655	02/08/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(8,800)	0.0755	02/08/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(400)	0.0755	02/08/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(8,800)	0.0131	02/11/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(17,800)	0.0131	02/11/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(18,500)	0.0300	02/11/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	18,600	7.7514	02/16/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	9,700	9.8308	02/16/2021
Purchase of April 16, 2021 Put Options ($10.00 Strike Price)[4]	27,800	0.0833	02/16/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	55,600	0.0586	02/16/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	4,600	0.0586	02/16/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	8,800	0.0586	02/16/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	32,800	0.0586	02/16/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(27,800)	0.0700	02/16/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(53,100)	0.0477	02/16/2021

Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(4,600)	0.0477	02/16/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(27,700)	0.0477	02/16/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(16,400)	0.0477	02/16/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	18,600	8.2999	02/17/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	9,700	10.1963	02/17/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	18,600	7.2751	02/18/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	9,700	9.4998	02/18/2021
Purchase of April 16, 2021 Put Option ($10.00 Strike Price)[4]	9,200	0.0463	02/18/2021
Purchase of April 16, 2021 Put Options ($10.00 Strike Price)[4]	27,800	0.0463	02/18/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	39,200	0.0400	02/18/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(26,400)	0.0263	02/18/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(4,600)	0.0263	02/18/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(6,000)	0.0263	02/18/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(85,500)	0.0135	02/18/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(46,300)	0.0135	02/18/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	18,600	8.9829	02/19/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	9,700	11.2216	02/19/2021
Purchase of April 16, 2021 Put Options ($10.00 Strike Price)[4]	8,100	0.0300	02/19/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(31,200)	0.0200	02/19/2021

Ancora Catalyst, LP

Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	1,500	0.0600	01/27/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	800	0.0680	02/08/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(700)	0.0730	02/08/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(100)	0.0730	02/08/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(700)	0.0131	02/11/2021

Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(1,500)	0.0131	02/11/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(1,500)	0.0300	02/11/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	1,600	7.7514	02/16/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	800	9.8308	02/16/2021
Purchase of April 16, 2021 Put Options ($10.00 Strike Price)[4]	2,200	0.0833	02/16/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	4,400	0.0586	02/16/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	400	0.0586	02/16/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	700	0.0586	02/16/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	2,700	0.0586	02/16/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(2,200)	0.0700	02/16/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(3,900)	0.0477	02/16/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(400)	0.0477	02/16/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(2,300)	0.0477	02/16/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(1,600)	0.0477	02/16/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	1,600	8.2999	02/17/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	800	10.1963	02/17/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	1,600	7.2751	02/18/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	800	9.4998	02/18/2021
Purchase of April 16, 2021 Put Options ($10.00 Strike Price)[4]	800	0.0463	02/18/2021
Purchase of April 16, 2021 Put Options ($10.00 Strike Price)[4]	2,200	0.0463	02/18/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	2,800	0.0400	02/18/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(1,800)	0.0263	02/18/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(400)	0.0263	02/18/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(800)	0.0263	02/18/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(6,500)	0.0135	02/18/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(3,700)	0.0135	02/18/2021

Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	1,600	8.9829	02/19/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	800	11.2216	02/19/2021
Purchase of April 16, 2021 Put Options ($10.00 Strike Price)[4]	103,900	0.0300	02/19/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(2,000)	0.0200	02/19/2021

Ancora Merlin, LP

Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	800	0.0579	01/27/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	800	0.0653	02/08/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(800)	0.0795	02/08/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	100	0.0579	02/09/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(100)	0.0720	02/09/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(800)	0.0141	02/11/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(1,100)	0.0141	02/11/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(1,600)	0.0325	02/11/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	1,600	7.7514	02/16/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	800	9.8308	02/16/2021
Purchase of April 16, 2021 Put Options ($10.00 Strike Price)[4]	2,300	0.0630	02/16/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	700	0.0597	02/16/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	4,300	0.0597	02/16/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(2,400)	0.0573	02/16/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(4,500)	0.0522	02/16/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(400)	0.0522	02/16/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(200)	0.0523	02/16/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	1,600	8.3111	02/17/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	800	10.2301	02/17/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	1,600	7.2743	02/18/2021

Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	800	9.4605	02/18/2021
Purchase of April 16, 2021 Put Options ($10.00 Strike Price)[4]	1,700	0.0455	02/18/2021
Purchase of April 16, 2021 Put Options ($10.00 Strike Price)[4]	1,400	0.0455	02/18/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	1,300	0.0531	02/18/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	400	0.0531	02/18/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	3,100	0.0531	02/18/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(2,700)	0.0291	02/18/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(400)	0.0292	02/18/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(100)	0.0291	02/18/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(2,200)	0.0174	02/18/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(8,800)	0.0174	02/18/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(4,000)	0.0174	02/18/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	1,600	8.9564	02/19/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	800	11.2048	02/19/2021
Purchase of April 16, 2021 Put Options ($10.00 Strike Price)[4]	9,100	0.0267	02/19/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(3,100)	0.0100	02/19/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	3,800	0.0300	02/19/2021

Ancora MERLIN Institutional, LP

Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	9,200	0.0579	01/27/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	9,200	0.0653	02/08/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(8,700)	0.0795	02/08/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(500)	0.0795	02/08/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	1,500	0.0579	02/09/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(1,500)	0.0721	02/09/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(8,700)	0.0141	02/11/2021

Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(14,300)	0.0141	02/11/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(19,100)	0.0325	02/11/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	18,600	7.7514	02/16/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	9,700	9.8308	02/16/2021
Purchase of April 16, 2021 Put Options ($10.00 Strike Price)[4]	26,700	0.0630	02/16/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	7,700	0.0597	02/16/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	49,900	0.0597	02/16/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(26,600)	0.0573	02/16/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(50,200)	0.0522	02/16/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(4,600)	0.0522	02/16/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(3,900)	0.0522	02/16/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	18,600	8.3111	02/17/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	9,700	10.2301	02/17/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	18,600	7.2743	02/18/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	9,700	9.4605	02/18/2021
Purchase of April 16, 2021 Put Options ($10.00 Strike Price)[4]	19,300	0.0455	2/18/2021
Purchase of April 16, 2021 Put Options ($10.00 Strike Price)[4]	16,700	0.0455	2/18/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	14,500	0.0531	2/18/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	4,600	0.0531	2/18/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	36,100	0.0531	2/18/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(30,400)	0.0291	2/18/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(4,600)	0.0291	2/18/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(1,800)	0.0291	2/18/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(23,700)	0.0174	2/18/2021
Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(101,200)	0.0174	2/18/2021

Sale of April 16, 2021 Put Options ($20.00 Strike Price)[3]	(46,000)	0.0174	2/18/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	18,600	8.9564	02/19/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	9,700	11.2048	02/19/2021
Purchase of April 16, 2021 Put Options ($10.00 Strike Price)[4]	104,800	0.0267	02/19/2021
Sale of April 16, 2021 Put Options ($17.50 Strike Price)[3]	(35,000)	0.0100	02/19/2021
Purchase of April 16, 2021 Put Options ($12.50 Strike Price)[4]	44,000	0.0300	02/19/2021

Ancora Catalyst SPV I LP Series M

Purchase of Common Stock	9,557	37.9923	12/22/2020
Purchase of Common Stock	9,557	39.2381	12/23/2020
Purchase of Common Stock	9,557	38.8612	12/24/2020
Purchase of Common Stock	19,113	39.9772	12/28/2020
Purchase of Common Stock	19,114	39.0665	12/29/2020
Purchase of Common Stock	9,557	41.0733	12/30/2020
Purchase of Common Stock	9,557	41.6675	12/31/2020
Purchase of Common Stock	19,114	39.3949	01/04/2021
Purchase of Common Stock	9,556	39.1759	01/05/2021
Purchase of Common Stock	9,557	41.2891	01/06/2021
Purchase of Common Stock	9,557	42.2610	01/07/2021
Purchase of Common Stock	28,149	41.8291	01/08/2021
Purchase of Common Stock	60,442	45.2568	01/13/2021
Purchase of Common Stock	20,543	45.6027	01/14/2021
Purchase of Common Stock	19,344	43.5117	01/15/2021
Purchase of Common Stock	15,888	43.6721	01/19/2021
Purchase of Common Stock	7,944	44.4351	01/20/2021
Purchase of Common Stock	7,944	44.4000	01/21/2021
Purchase of Common Stock	5,400	45.3330	01/25/2021
Purchase of Common Stock	5,400	44.9583	01/26/2021
Purchase of Common Stock	5,400	46.6784	01/27/2021
Purchase of Common Stock	6,165	46.9819	01/28/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	19,200	7.7514	02/16/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	10,000	9.8308	02/16/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	19,200	8.2999	02/17/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	10,000	10.1963	02/17/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	19,200	7.2751	02/18/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	10,000	9.4998	02/18/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	19,200	8.9829	02/19/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	10,000	11.2216	02/19/2021

Ancora Catalyst SPV I LP Series n

Purchase of Common Stock	8,630	37.9923	12/22/2020
Purchase of Common Stock	8,630	39.2381	12/23/2020
Purchase of Common Stock	8,630	38.8613	12/24/2020
Purchase of Common Stock	17,261	39.9772	12/28/2020
Purchase of Common Stock	17,260	39.0665	12/29/2020
Purchase of Common Stock	8,630	41.0733	12/30/2020
Purchase of Common Stock	8,630	41.6675	12/31/2020
Purchase of Common Stock	17,260	39.3949	01/04/2021
Purchase of Common Stock	8,631	39.1759	01/05/2021
Purchase of Common Stock	8,630	41.2891	01/06/2021
Purchase of Common Stock	8,630	42.2610	01/07/2021
Purchase of Common Stock	12,238	45.6027	01/14/2021
Purchase of Common Stock	13,332	43.5117	01/15/2021
Purchase of Common Stock	10,974	43.6721	01/19/2021
Purchase of Common Stock	5,487	44.4351	01/20/2021
Purchase of Common Stock	5,487	44.4000	01/21/2021
Purchase of Common Stock	3,711	45.3330	01/25/2021
Purchase of Common Stock	3,711	44.9583	01/26/2021
Purchase of Common Stock	3,714	46.6784	01/27/2021
Purchase of Common Stock	4,239	46.9819	01/28/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	13,300	7.7514	02/16/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	6,900	9.8308	02/16/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	13,300	8.2999	02/17/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	6,900	10.1963	02/17/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	13,300	7.2751	02/18/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	6,900	9.4998	02/18/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	13,300	8.9829	02/19/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	6,900	11.2216	02/19/2021

Ancora Catalyst SPV I LP Series O

Purchase of Common Stock	8,569	37.9923	12/22/2020
Purchase of Common Stock	8,569	39.2381	12/23/2020
Purchase of Common Stock	8,569	38.8614	12/24/2020
Purchase of Common Stock	17,138	39.9772	12/28/2020
Purchase of Common Stock	17,138	39.0665	12/29/2020
Purchase of Common Stock	8,569	41.0733	12/30/2020
Purchase of Common Stock	8,569	41.6675	12/31/2020

Purchase of Common Stock	17,138	39.3949	01/04/2021
Purchase of Common Stock	8,569	39.1759	01/05/2021
Purchase of Common Stock	8,569	41.2891	01/06/2021
Purchase of Common Stock	8,569	42.2610	01/07/2021
Purchase of Common Stock	3,476	41.8291	01/08/2021
Purchase of Common Stock	5,777	45.2568	01/13/2021
Purchase of Common Stock	15,331	45.6027	01/14/2021
Purchase of Common Stock	13,200	43.5117	01/15/2021
Purchase of Common Stock	10,860	43.6721	01/19/2021
Purchase of Common Stock	5,430	44.4351	01/20/2021
Purchase of Common Stock	5,430	44.4000	01/21/2021
Purchase of Common Stock	3,483	45.3330	01/25/2021
Purchase of Common Stock	3,483	44.9583	01/26/2021
Purchase of Common Stock	3,480	46.6784	01/27/2021
Purchase of Common Stock	3,978	46.9819	01/28/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	13,100	7.7514	02/16/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	6,800	9.8308	02/16/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	13,100	8.2999	02/17/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	6,800	10.1963	02/17/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	13,100	7.2751	02/18/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	6,800	9.4998	02/18/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	13,100	8.9829	02/19/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	6,800	11.2216	02/19/2021

Ancora Catalyst SPV I LP Series P

Purchase of Common Stock	3,244	37.9923	12/22/2020
Purchase of Common Stock	3,244	39.2381	12/23/2020
Purchase of Common Stock	3,244	38.8596	12/24/2020
Purchase of Common Stock	6,488	39.9772	12/28/2020
Purchase of Common Stock	6,488	39.0665	12/29/2020
Purchase of Common Stock	3,244	41.0733	12/30/2020
Purchase of Common Stock	3,244	41.6675	12/31/2020
Purchase of Common Stock	6,488	39.3949	01/04/2021
Purchase of Common Stock	3,244	39.1759	01/05/2021
Purchase of Common Stock	3,244	41.2891	01/06/2021
Purchase of Common Stock	3,244	42.2610	01/07/2021
Purchase of Common Stock	58,375	41.8291	01/08/2021
Purchase of Common Stock	60,000	42.8836	01/11/2021
Purchase of Common Stock	30,000	44.0512	01/12/2021
Purchase of Common Stock	48,108	45.2568	01/13/2021
Purchase of Common Stock	14,993	45.6027	01/14/2021
Purchase of Common Stock	14,124	43.5117	01/15/2021

Purchase of Common Stock	11,610	43.6721	01/19/2021
Purchase of Common Stock	5,805	44.4351	01/20/2021
Purchase of Common Stock	5,805	44.4000	01/21/2021
Purchase of Common Stock	3,930	45.3330	01/25/2021
Purchase of Common Stock	3,930	44.9583	01/26/2021
Purchase of Common Stock	3,930	46.6784	01/27/2021
Purchase of Common Stock	4,491	46.9819	01/28/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	14,000	7.7514	02/16/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	7,300	9.8308	02/16/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	14,000	8.2999	02/17/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	7,300	10.1963	02/17/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	14,000	7.2751	02/18/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	7,300	9.4998	02/18/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	14,000	8.9829	02/19/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	7,300	11.2216	02/19/2021

ANCORA ADVISORS, LLC

(Through the Ancora Advisors SMA)

Purchase of Common Stock	5,673	45.2568	01/13/2021
Purchase of Common Stock	86,895	45.6027	01/14/2021
Purchase of Common Stock	60,000	43.5117	01/15/2021
Purchase of Common Stock	10,668	43.6721	01/19/2021
Purchase of July 16, 2021 Put Options ($37.50 Strike Price)[1]	22,600	4.5745	01/19/2021
Purchase of Common Stock	5,334	44.4351	01/20/2021
Purchase of Common Stock	5,334	44.4000	01/21/2021
Purchase of Common Stock	60,000	44.6865	01/22/2021
Purchase of Common Stock	13,476	45.3330	01/25/2021
Purchase of July 16, 2021 Put Options ($37.50 Strike Price)[1]	37,400	4.1904	01/25/2021
Purchase of Common Stock	13,476	44.9583	01/26/2021
Purchase of Common Stock	13,476	46.6784	01/27/2021
Purchase of Common Stock	11,127	46.9819	01/28/2021
Purchase of Common Stock	10,000	43.5376	02/01/2021
Purchase of July 16, 2021 Put Options ($37.50 Strike Price)[1]	14,500	4.6763	02/02/2021
Purchase of Common Stock	10,000	49.6800	02/12/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	13,000	7.7514	02/16/2021

Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	6,700	9.8308	02/16/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	13,000	8.5000	02/17/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	6,700	10.5500	02/17/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	26,000	7.5500	02/18/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	13,400	9.8650	02/18/2021
Purchase of Common Stock	13,000	49.3500	02/19/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	16,500	7.8404	02/19/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	8,500	10.0904	02/19/2021

Ancora Catalyst SPV I SPC Ltd Segregated Portfolio G

Purchase of Common Stock	30,000	46.6784	01/27/2021
Purchase of Common Stock	60,000	46.9819	01/28/2021
Purchase of July 16, 2021 Put Options ($37.50 Strike Price)[1]	30,000	3.9517	01/28/2021
Purchase of Common Stock	90,000	45.6200	01/29/2021
Purchase of July 16, 2021 Put Options ($37.50 Strike Price)[1]	30,000	4.5600	01/29/2021
Purchase of Common Stock	70,000	43.5376	02/01/2021
Purchase of Common Stock	60,000	43.5100	02/02/2021
Purchase of Common Stock	60,000	45.5800	02/03/2021
Purchase of July 16, 2021 Put Options ($37.50 Strike Price)[1]	40,000	3.7425	02/03/2021
Purchase of Common Stock	60,000	49.2312	02/04/2021
Purchase of Common Stock	30,000	49.2900	02/05/2021
Purchase of Common Stock	20,000	51.0727	02/11/2021
Purchase of July 16, 2021 Put Options ($40.00 Strike Price)[1]	60,000	3.6100	02/11/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	20,100	7.7514	02/16/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	10,400	9.8308	02/16/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	20,100	8.2999	02/17/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	10,400	10.1963	02/17/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	20,100	7.2751	02/18/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	10,400	9.4998	02/18/2021
Purchase of July 16, 2021 Call Options ($50.00 Strike Price)[1]	20,100	8.9829	02/19/2021
Purchase of January 21, 2022 Call Options ($52.50 Strike Price)[1]	10,400	11.2216	02/19/2021

4010 PARTNERS, LP

Purchase of Common Stock	200	37.6550	12/22/2020
Purchase of Common Stock	800	37.6600	12/22/2020
Purchase of Common Stock	1,000	38.0940	12/22/2020
Purchase of Common Stock	1,000	39.4890	01/05/2021
Purchase of Common Stock[2]	2,000	17.5000	01/15/2021
Purchase of July 16, 2021 Call Options ($37.50 Strike Price)[1]	2,000	16.0000	02/08/2021
Purchase of Common Stock[2]	1,000	49.5900	02/12/2021
Purchase of Common Stock[2]	1,000	49.3800	02/12/2021
Purchase of July 16, 2021 Call Options ($55.00 Strike Price)[1]	3,000	6.0500	02/16/2021
Purchase of July 16, 2021 Call Options ($45.00 Strike Price)[1]	1,000	9.7500	02/18/2021
Purchase of July 16, 2021 Call Options ($45.00 Strike Price)[1]	1,000	13.0000	02/19/2021

_________________________

1 Represents shares of Common Stock underlying American-style call/put options purchased in the over-the-counter market.

2 Represents Shares underlying American-style call options that were exercised.

3 Represents shares of Common Stock underlying American-style call/put options sold in the over-the-counter market.

4 Represents shares of Common Stock underlying American-style call/put options purchased in the over-the-counter market to cover a short.